Exhibit 99.1

Investor Relations Contacts:

Jeffrey Goldberger / Brad Nelson
KCSA Strategic Communications
P: 212-896-1249 / 212-896-1217
Email: jgoldberger@kcsa.com / bnelson@kcsa.com

NTELOS Shareholders Approve Merger with Shentel

- Transaction Remains on Track to Close in Early 2016

WAYNESBORO, Va. - November 12, 2015 - NTELOS Holdings Corp. ("NTELOS" or the "Company"; NASDAQ: NTLS) announced today that its shareholders have approved the previously announced merger agreement with Shenandoah Telecommunications Company ("Shentel"; NASDAQ: SHEN) and Gridiron Merger Sub, Inc. at the Company's 2015 Annual Meeting of Stockholders held on November 11, 2015. Over 98% of the shares voting at the meeting were voted in favor of adopting the merger proposal, which represented over 69% of the Company’s outstanding shares. Upon completion of the merger, NTELOS shareholders will receive $9.25 per share in cash.

NTELOS continues to expect that the proposed acquisition by Shentel will close in early 2016, subject to customary closing conditions. The proposed acquisition has received all necessary approvals from state regulatory bodies and the mandated waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 was terminated early by the Federal Trade Commission on September 25, 2015. On October 30, 2015, the Federal Communications Commission (“FCC”) commenced its formal review process by releasing a public notice setting the pleading cycle for the proposed transaction. The Company anticipates that the FCC’s review of the proposed transaction will be completed by early 2016.

About NTELOS

NTELOS Holdings Corp. (NTLS), operating through its subsidiaries as "nTelos Wireless," is headquartered in Waynesboro, VA, and provides high-speed, dependable nationwide voice and data coverage for approximately 300,200 retail subscribers based in its Western Markets, comprised of western Virginia, West Virginia and portions of Maryland, North Carolina, Pennsylvania, Ohio and Kentucky. The Company's licensed territories in the Western Markets have a total population of approximately 4.4 million residents, of which its wireless network covers approximately 3.1 million residents. The Company is also the exclusive wholesale provider of wireless network services to Sprint Corporation in portions of its western Virginia and West Virginia territories for all Sprint wireless customers.

FORWARD-LOOKING STATEMENTS

This document may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will,” “may” “should,” and similar expressions identify forward-looking statements, which generally are not historical in nature.

Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. The forward-looking statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, those described in Part II, "Item 1A, Risk Factors" and elsewhere in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 and in our Annual Report on Form 10-K for the year ended December 31, 2014 and those described from time to time in our future reports filed with the Securities and Exchange Commission ("SEC").

Additionally, there are risks and uncertainties associated with the proposed acquisition by Shentel such as: (1) conditions to the closing of the merger, including, without limitation, the consummation of certain transactions between Shentel and Sprint, may not be satisfied and required regulatory approvals may not be obtained; (2) the merger may involve unexpected costs, liabilities or delays; (3) the risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction, (4) the effect of the announcement of the merger on the ability of the Company to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business, or on its operating results and business generally, (5) the outcome of any legal proceedings related to the merger; (6) the Company may be adversely affected by other economic, business, and/or competitive factors; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (8) changes in the legal or regulatory environment; and (9) other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all. If the merger is consummated, the Company stockholders will cease to have any equity interest in the Company and will have no right to participate in its earnings and future growth.

Source: NTELOS Holdings Corp.